SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 7, 2006

Intelligroup, Inc.

(Exact Name of Registrant as Specified in Charter)

New Jersey	0-20943	11-2880025

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

499 Thornall Street Edison, New Jersey	08837

(Address of Principal Executive Offices)	(Zip Code)

(732) 590-1600

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

ITEM 1.01.	Entry into a Material Definitive Agreement.

On September 7, 2006, Intelligroup, Inc. (the “Company”) entered into a two year Executive Employment Agreement with its newly appointed Chief Financial Officer, Alok Bajpai (“Agreement”).

The Agreement provides for: (i) annual base salary of 50,00,000 Indian rupees (equivalent to approximately $108,000); (ii)  eligibility for a bonus, subject to meeting certain objectives to be agreed upon with the Company,  in the amount of fifty percent of Mr. Bajpai’s annual base salary; (iii) stock options exercisable for 200,000 shares of the Company’s common stock to be issued on the effective date of the agreement with a strike price equal to Fair Market Value (as defined in the Company’s 2004 Equity Incentive Award Plan) which vest in equal quarterly installments over four years; and (iv) three (3) months notice period for either party unless the Company terminates the Agreement for Cause or three (3) month’s salary in lieu of notice in the event the Company terminates the Agreement for reasons other than Cause.  The Agreement also provides that that upon the effectiveness of a Change in Control (as defined in the Agreement) the vesting for all of the remaining options shall be accelerated by twelve (12) months as of the effective date of the Change of Control, and that all of the remaining option shares, to the extent not vested and exercisable, shall become fully vested and exercisable in the event that the Company terminates Mr. Bajpai’s employment.

ITEM 5.02.	Appointment of Principal Officer.

On September 7, 2006, the Company appointed Mr. Alok Bajpai, 41, as its Chief Financial Officer and Treasurer.  Prior to joining Intelligroup, Mr. Bajpai spent approximately two years with Infosys Technology Ltd. as Associate Vice President (Finance and Administration).  Prior to Infosys, Mr. Bajpai spent approximately five years with Port Fish Pvt. Ltd. as Financial Controller.

Effective September 7, 2006 Ramakrishna Karanam, the Company’s interim Chief Financial Officer, will cease his duties and responsibilities as acting Chief Financial Officer and will continue with the Company in his role as Global Controller.

ITEM 9.01.	Financial Statements and Exhibits.

(c)   Exhibits.

          Exhibit 10.1 – Executive Employment Agreement between Company and Alok Bajpai.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTELLIGROUP, INC.

By:	/s/ Vikram Gulati

Name:	Vikram Gulati
Title:	President and CEO

Date: September 7, 2006